Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the consolidated financial statements of Greenidge Generation Holdings Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Greenidge Generation Holdings Inc. for the year ended December 31, 2021.

/s/ArmaninoLLP

Dallas, Texas

October 31, 2022